Exhibit 4(e)

Home Office: Cincinnati, Ohio
Administrative Office: P.O. Box 5420, Cincinnati, Ohio 45201-5420

ROTH
INDIVIDUAL RETIREMENT ANNUITY
ENDORSEMENT

The annuity contract (“Contract”) is changed by this Roth Individual Retirement Annuity Endorsement (this “Endorsement”) to add the following additional provisions:

APPLICABLE TAX LAW RESTRICTIONS. This Contract is intended to receive contributions that qualify for special tax treatment under Internal Revenue Code ("IRC") Section 408A. It is restricted as required by federal tax law. We may change the terms of this Contract or administer this Contract at any time as needed to comply with that law. Any such change may be applied retroactively.

EXCLUSIVE BENEFIT. This Contract is established for the exclusive benefit of you and your beneficiaries. Your interest in this Contract is nonforfeitable.

NON-PARTICIPATING. This Contract does not pay dividends or share in our surplus.

NO ASSIGNMENT OR TRANSFER. You cannot assign, sell, or transfer your interest in this Contract. You cannot pledge it to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

1)
All or part of your interest in this Contract may be transferred to a spouse or former spouse (as defined by federal tax law) under a divorce or separation instrument described in IRC Section 71(b)(2)(A); and

2)
payments from this Contract may be based on the joint lives or joint life expectancies of you and another person, but such other person will have no present rights in this Contract during your lifetime.

CONTRIBUTIONS. This Contract does not require fixed premiums, purchase payments, or other contributions, but we may decline to accept any contribution of less than $50. This Contract will not lapse if you do not make contributions. This Contract will remain subject to cancellation under any involuntary surrender or termination provision of this Contract; provided, however, that in no event shall any such cancellation occur unless, at a minimum, contributions have not been made for at least two (2) full contract years and the value of this Contract (increased by any guaranteed interest) would provide a benefit at its stated maturity date of less than $20 a month under the regular settlement option.

All contributions to us must be made in cash BY CHECK OR MONEY ORDER MADE PAYABLE TO US.

E6004108NW	-1-	GALIC

Exhibit 4(e)

Total contributions made to this Contract with respect to any single tax year, excluding any payment that is allowed as a qualified rollover contribution, may not exceed the amount determined under the Regular Contribution Limit provision of this Endorsement. A qualified rollover contribution is a rollover contribution of a distribution from an IRA that is allowed under the Rollover Contribution Limit provision of this Endorsement and that meets the requirements of IRC Section 408(d)(3), except that the one-rollover-per-year rule of Section 408(d)(3)(B) does not apply if the rollover is from an IRA other than a Roth IRA. A qualified rollover contribution also includes a rollover from a designated Roth account described in IRC Section 402A. For taxable years beginning after 2007, a qualified rollover contribution also includes a rollover contribution from an eligible retirement plan described in IRC Section 402(c)(8)(B) that is allowed under the Rollover Contribution Limit provision of this Endorsement.

Subject to the Regular Contribution Limits provision of this Endorsement, a regular contribution to an IRA other than a Roth IRA may be recharacterized as a regular contribution to this Contract pursuant to the rules of Section 1.408A-5 of the Income Tax Regulations.

This Contract will not accept contributions made by an employer through a SIMPLE IRA plan under IRC Section 408(p). This Contract will not accept a transfer or rollover of any funds attributable to contributions made by an employer through a SIMPLE IRA plan until at least two (2) years after the date you first participated in that employer’s SIMPLE IRA plan.

REGULAR CONTRIBUTION LIMIT. The regular contributions for any tax year may not exceed the least of:

1)
the annual contribution limit (including any increase applicable if you are age 50 or older or any increase for a participant in an IRC Section 401(k) plan of a bankrupt employer), less any reduction that may apply based on your modified adjusted gross income;

2)
the annual contribution limit (including any increase applicable if you are age 50 or older or any increase for a participant in an IRC Section 401(k) plan of a bankrupt employer), less any regular contributions for that same year that you make to an IRA other than a Roth IRA; or

3)	your compensation for the year.

The annual contribution limit is:

1)	$3,000 for any tax year beginning in 2002 through 2004;

2)	$4,000 for any tax year beginning in 2005 through 2007; and

3)	$5,000 for any tax year beginning in 2008 and years thereafter.

After 2008, the $5,000 annual contribution limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under IRC Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

If you are age 50 or older, the annual contribution limit is increased by:

1)	$500 for any tax year beginning in 2002 through 2005; and

2)	$1,000 for any tax year beginning in 2006 and years thereafter.

If you were a participant in an IRC Section 401(k) plan of an employer in bankruptcy meeting certain requirements described in IRC Section 219(b)(5)(C), then the annual contribution limit is increased by $3,000 for taxable years beginning in 2007 through 2009. You may not use the increased contribution limit under this paragraph in a year that you also use the increased contribution limit for an individual who is age 50 or older.

E6004108NW	-2-	GALIC

Exhibit 4(e)

The annual contribution limit (including any increase if you are age 50 or older or any increase for a participant in an IRC Section 401(k) plan of a bankrupt employer) is reduced ratably between certain levels of modified adjusted gross income as follows:

1)
if you are single or a head of household, the annual contribution limit is reduced ratably for modified adjusted gross income between $95,000 and $110,000, and the annual contribution limit is zero (0) if your modified adjusted gross income is $110,000 or more;

2)
if you are married and file a joint return or you are a qualified widow(er), the annual contribution limit is reduced ratably for modified adjusted gross income between $150,000 and $160,000, and the annual contribution limit is zero (0) if your modified adjusted gross income is $160,000 or more; and

3)
if you are married and file a separate return, the annual contribution limit is reduced ratably for modified adjusted gross income between $0 and $10,000, and the annual contribution limit is zero (0) if your modified adjusted gross income is $10,000 or more.

When subject to such ratable reductions, the annual contribution limit will be rounded up to the next multiple of $10, and shall not be reduced below $200 until the point at which it is reaches zero (0). After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under IRC Section 408A(c)(3). Such adjustments will be in multiples of $1,000. For purposes of calculating such a reduction, your modified adjusted gross income is defined in IRC Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover to a Roth IRA from an eligible retirement plan other than a Roth IRA, or as a result of a conversion of a non-Roth IRA to a Roth IRA.

For purposes of this provision, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in IRC Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, IRC Section 401(c)(2) shall be applied as if the term trade or business for purposes of Section 1402 included service described in subsection (c)(6). Compensation does not included amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the individual’s gross income under IRC Section 71 with respect to a divorce or separation instrument described in Section 71(b)(2)(A). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to an IRA other than a Roth IRA.

Notwithstanding the dollar limits on contributions, you may make a repayment of a qualified reservist distribution described in IRC Section 72(t)(2)(G) during the two (2) year period beginning on the day after the end of the active duty period or by August 17, 2008, if later.

E6004108NW	-3-	GALIC

Exhibit 4(e)

ROLLOVER CONTRIBUTION LIMIT. A rollover to this Contract from an eligible retirement plan other than a Roth IRA or designated Roth account cannot be made if, for the year the amount is distributed from the other plan:

1)	you are married (as defined by federal tax law) and file a separate return; or

2)	you are not married (as defined by federal tax law) and have modified adjusted gross income in excess of $100,000; or

3)	you are married (as defined by federal tax law) and together you and your spouse have modified adjusted gross income in excess of $100,000.

For purposes of this provision, your modified adjusted gross income is defined in IRC Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover to a Roth IRA from an eligible retirement plan other than a Roth IRA, or as a result of a conversion of a non-Roth IRA to a Roth IRA. You are not treated as married for a taxable year if you have lived apart from your spouse at all times during the taxable year and file separate returns for the taxable year.

These limits do not apply to qualified rollover contributions from another Roth IRA. These limits do not apply to qualified rollover contributions for taxable years beginning after 2009.

ANNUAL REPORT. Following the end of each calendar year, we will send you a report concerning the status of your Contract. This report will include (i) the amount of all regular contributions received during or after the calendar year which relate to such calendar year; (ii) the amount of all rollover contributions received during such calendar year; (iii) the contract value(s) determined as of the end of such calendar year; (iv) such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue; and (v) such other information as may be required under federal tax law.

REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE. No amount is required to be distributed during your lifetime.

REQUIRED MINIMUM DISTRIBUTIONS AFTER DEATH. All distributions made hereunder shall be made in accordance with the requirements of IRC Section 408(b)(3), as modified by Section 408A(c)(5), and the regulations thereunder. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of your entire interest in this Contract must satisfy the requirements of IRC Section 408(a)(6), as modified by Section 408A(c)(5), and the regulations thereunder instead of the requirements set out herein.

Upon your death, your entire interest in this Contract will be distributed as least as rapidly as follows:

1)
If an individual other than your surviving spouse (as defined by federal tax law) is your designated beneficiary, then your entire interest will be distributed over the remaining life expectancy of that individual, with payments starting by the end of the calendar year following the calendar year of your death. The life expectancy of the designated beneficiary will be determined using his or her age as of his or her birthday in the year following the year of your death. Alternatively, if elected, your entire interest in this Contract will be distributed by the end of the calendar year that contains the fifth anniversary of your death.

2)
If your surviving spouse (as defined by federal tax law) is your sole designated beneficiary, then your entire interest will be distributed over such spouse’s life, with payments starting by the end of the calendar year following the calendar year of your death, or if later, by the end of the calendar year in which you would have reached age 70-1/2. Alternatively, if elected, your entire interest in this Contract will be distributed by the end of the calendar year that contains the fifth anniversary of your death.

E6004108NW	-4-	GALIC

Exhibit 4(e)

If your surviving spouse dies before required distributions begin to him or her, the remaining interest will be distributed over the remaining life expectancy of the spouse’s designated beneficiary, with payments starting by the end of the calendar year following the calendar year of the spouse’s death. The life expectancy of the spouse’s designated beneficiary will be determined using his or her age as of his or her birthday in the year following the death of the spouse. Alternatively, if elected, the remaining interest in this Contract will be distributed by the end of the calendar year that contains the fifth anniversary of the surviving spouse’s death.

If your surviving spouse dies after required distributions begin to him or her, any remaining interest will continue to be distributed under the contract option chosen.

Required distributions are considered to begin on the date distributions are required to begin to your surviving spouse. However, if distributions under this Contract start prior to such date on an irrevocable basis (except for acceleration) in a form meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to begin on the annuity starting date.

3)	If there is no designated beneficiary, then your entire interest in this Contract will be distributed by the end of the calendar year containing the fifth anniversary of your death.

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to your surviving spouse (as defined by federal tax law) as your designated beneficiary, your spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age on his or her birthday in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table in the year such individual’s life expectancy is first determined, reduced by one (1) for each subsequent year.

Your interest in this Contract includes the amount of any outstanding rollover, transfer, or recharacterization under Q&A-7 or Q&A-8 of Section 1.408-8 of the Income Tax Regulations, and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits, to the extent required by regulations.

For purposes of this provision, a designated beneficiary is an individual designated under this Contract to receive payments after your death (or the death of your surviving spouse) and who qualifies as a designated beneficiary under Section 1.401(a)(9)-4 of the Income Tax Regulations.

If your surviving spouse (as defined by federal tax law) is the sole designated beneficiary, he or she may elect to treat this Contract as his or her own Roth IRA. This election will be deemed to have been made if he or she becomes Successor Owner of this Contract or fails to take distributions from this Contract otherwise required by this provision. No contribution or rollover to this Contract may be made after your death unless your spouse (as defined by federal tax law) becomes Successor Owner.

E6004108NW	-5-	GALIC

Exhibit 4(e)

This Endorsement is part of the Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. It supersedes all prior Individual Retirement Annuity endorsements. In all cases of conflict with the other terms of the Contract, the provisions of this Endorsement shall control.

Signed for us at our office as of the date of issue.

s/ Mark F. Muething	s/ John P. Gruber
MARK F. MUETHING	JOHN P. GRUBER
EXECUTIVE VICE PRESIDENT	SECRETARY

E6004108NW	-6-	GALIC